As filed with the Securities and Exchange Commission on July 12, 2019

Registration No.: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ODYSSEY MARINE EXPLORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	84-1018684
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

2019 STOCK INCENTIVE PLAN

(Full title of the plan)

Jay A. Nudi, Chief Financial Officer

5215 West Laurel Street

Tampa, Florida 33607

(813) 876-1776

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

David M. Doney, Esq.

Akerman LLP

401 East Jackson Street, Suite 1700

Tampa, Florida 33602

Telephone: (813) 209-5070

Facsimile: (813) 218-5404

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	800,000	$5.58	$4,464,000.00	$541.04

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold as a result of anti-dilution provisions of the 2019 Stock Incentive Plan.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act, solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the average of the $5.95 (high) and $5.21 (low) sale prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on July 10, 2019, which date is within five business days prior to filing this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated in this Registration Statement:

1.	Annual Report on Form 10-K for the year ended December 31, 2018.

2.	Definitive Proxy Statement filed on April 24, 2019 for the Annual Meeting of Stockholders held on June 3, 2019.

3.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

4.	Current Reports on Form 8-K filed on April 15, 2019, June 7, 2019, June 20, 2019, and July 12, 2019.

5.	The description of common stock contained in Registration Statement on Form 8-A filed November 13, 2003 (SEC File No. 1-31895).

6.

All documents filed by the Company, subsequent to the date of this Registration Statement, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

Item 4. Description of Securities.    Not applicable.

Item 5. Interests of Named Experts and Counsel.    Not applicable.

Item 6. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Odyssey is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

(a)    Subsection (1) of Section 78.751 of the Nevada Corporation Law empowers a corporation to “indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.”

Subsection (2) of Section 78.751 empowers a corporation to “indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.”

Subsection 78.751(3) further provides that “to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

(b)    Article VII of Odyssey’s Articles of Incorporation provides that Odyssey is authorized to indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

(c)    Article XI of the Articles of Incorporation of Odyssey provides that no director, officer or stockholder of Odyssey shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

(d)    In addition, Odyssey has entered into indemnification agreements with its directors that provide, among other things, that it must, subject to specified exceptions:

•	indemnify the director to the full extent authorized or permitted by applicable law;

•

maintain insurance policies for the benefit of the director that are applicable for so long as the director continues to serve as a director and thereafter for so long as a director is subject to any possible or threatened claim or action relating to the director’s service as a director; and

•

indemnify the director against all expenses, fines, fees and amounts paid in settlement or incurred by the director in connection with a threatened, pending or completed action relating to the director’s service as a director.

The indemnification agreements also contain procedures for implementing the indemnities described above, including advancement of expenses. Odyssey has procured directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed.    Not applicable.

Item 8. Exhibits.

The exhibits to this registration statement are listed in the Index to Exhibits on Page E-1 of this registration statement, which Index to Exhibits is incorporated herein by reference.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering; and

(5)    that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit No.		Description

5.1	—	Opinion of Akerman LLP.

10.1	—	2019 Stock Incentive Plan (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A (File No. 001-31895), filed with the Commission on April 24, 2019).

23.1	—	Consent of Ferlita, Walsh, Gonzalez & Rodriguez, P.A., Independent Registered Public Accounting Firm.

23.2	—	Consent of Akerman LLP (included in Exhibit 5.1).

24.1	—	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on July 12, 2019.

ODYSSEY MARINE EXPLORATION, INC.

By:	/s/ Jay A. Nudi
Jay A. Nudi Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the directors and/or executive officers of Odyssey Marine Exploration, Inc. whose signature appears below hereby appoints Mark D. Gordon and Jay A. Nudi, and each of them severally, as his attorney-in-fact to sign in his name and on his behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and any registration statement filed pursuant to Rule 462(b) of the Act prepared in connection therewith, and generally to do all such things in their behalf in their capacities as officers and directors to enable Odyssey Marine Exploration, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark D. Gordon Mark D. Gordon	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 12, 2019

/s/ John D. Longley John D. Longley	President and Chief Operating Officer	July 12, 2019

/s/ Jay A. Nudi Jay A. Nudi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 12, 2019

/s/ Laura L. Barton Laura L. Barton	Executive Vice President and Director	July 12, 2019

/s/ Mark B. Justh Mark B. Justh	Lead Director	July 12, 2019

/s/ John C. Abbott John C. Abbott	Director	July 12, 2019

/s/ James S. Pignatelli James S. Pignatelli	Director	July 12, 2019

/s/ Jon D. Sawyer Jon D. Sawyer	Director	July 12, 2019